FOR IMMEDIATE RELEASE
May 5, 2021

Genesis Energy, L.P. Reports First Quarter 2021 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results.
    We generated the following financial results for the first quarter of 2021:
•Net Loss Attributable to Genesis Energy, L.P. of $34.2 million for the first quarter of 2021, compared to Net Income Attributable to Genesis Energy, L.P. of $24.9 million for the same period in 2020.

•Cash Flows from Operating Activities of $77.2 million for the first quarter of 2021 compared to $89.6 million for the same period in 2020.

•Total Segment Margin of $156.1 million for the first quarter of 2021 .

•Available Cash before Reserves to common unitholders of $54.6 million for the first quarter of 2021, which provided 2.97X coverage for the quarterly distribution of $0.15 per common unit attributable to the first quarter.

•We declared cash distributions on our preferred units of $0.7374 for each preferred unit, which equates to a cash distribution of approximately $18.7 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Adjusted EBITDA of $144.1 million in the first quarter of 2021.

•Adjusted Consolidated EBITDA of $603.2 million for the trailing last twelve months ended March 31, 2021 and a bank leverage ratio of 5.56X, both calculated in accordance with our credit agreement and are discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “The first quarter of 2021 demonstrated our market-leading businesses are in fact resilient and our financial results were consistent with, if not slightly ahead of, our internal expectations. As we look forward, we remain increasingly confident that improving macro-economic conditions provide us significant operating leverage to the upside. In combination with our de minimus capital requirements, outside of our Granger soda ash expansion project, we believe we are poised to deliver significant value in future periods to all of our stakeholders.
Our actions taken in early April to extend our senior secured credit facility, coupled with the tack-on offering to our senior unsecured notes due 2027, have positioned Genesis with no maturities of long-term debt until 2024, while providing ample liquidity and flexibility to deal with the trailing impacts of Covid-19 and the 2020 hurricane season. As we look ahead, the partnership is well positioned for long-term success with a recovery in our soda ash business, significant additional free cash flow coming from our two contracted projects in the Gulf of Mexico, and first production from our fully expanded Granger soda ash facility in the back half of 2023.
Our offshore pipeline transportation segment performed in-line with our expectations and achieved a more normalized earnings run rate during the first quarter. We successfully re-established service on our CHOPS pipeline system on February 4th and all barrels that were previously diverted to our 64% owned Poseidon pipeline have returned to our CHOPS pipeline system. The second quarter is typically a heavy maintenance quarter for our producer customers in the Gulf of Mexico, and we would expect a certain level of planned downtime associated with these activities. Even with this expected downtime, we still anticipate to achieve a quarterly Segment Margin of around $80 million.

Our two large contracted offshore projects, Argos and King’s Quay, continue to remain on track for first oil in the first half of 2022. BP recently announced the Argos platform had successfully arrived in Ingleside, Texas in mid-April for final preparatory work and regulatory inspections. Upon completion, the platform will be towed to its offshore home in the Gulf of Mexico in advance of first production in the first quarter next year. Murphy publicly announced they have received all permits to begin their drilling program in the second quarter of 2021 in anticipation of first production at King's Quay in the second quarter of 2022. We continue to anticipate that these two fields, when fully ramped up, will generate in excess of $25 million a quarter, or over $100 million a year, in additional Segment Margin and free cash flow.
We remain in discussions with multiple separate new stand-alone deepwater production hubs in various stages of sanctioning with anticipated first oil starting in the late 2024-2025 time frame. We understand from our discussions with the producer community that drilling and development activity on existing and valid leases in the Gulf of Mexico is continuing pretty much the same as it always has. It is our belief that a large percentage of the highly prospective acreage in the Gulf of Mexico under current technology and economics has already been leased, and this inventory of existing and valid leases should provide decades worth of drilling, development and production opportunities, regardless of when the statutorily mandated leasing programs in the Gulf might resume.
Turning to our sodium minerals and sulfur services segment. Our soda ash business continues to recover as demand for soda ash is steadily increasing as the world’s economies re-open and trending towards pre-Covid levels. During the quarter, we set an all-time record for first quarter production from our Westvaco soda ash facility and expect to remain sold out for the balance of 2021. The global supply and demand dynamic for soda ash continues to tighten and we now believe all natural producers are sold out globally for 2021. Within China, against whom we primarily compete in Asia, certain synthetic production has come off-line due to environmental restrictions while domestic demand for soda ash continues to increase, ultimately reducing the number of tons available to be exported outside of China. Lower export volumes from China and recent increases in container shipping rates are also driving up costs associated with Chinese synthetic production on a delivered basis to markets in Southeast Asia. In response to this dynamic, ANSAC announced a price increase for soda ash in early March for the second quarter on all of their non-contract sales of soda ash and on contracted sales when contracts allow. We believe this increasingly tight supply and demand dynamic will continue to support prices rising through the remainder of the year, especially towards the end of the year when we would otherwise re-determine most of our contract prices for the majority of our sales for 2022.
In addition to rapidly recovering demand from a resumption of economic activity, we remain encouraged with increasing demand for soda ash from a variety of the green initiatives around the world. Lithium producers utilize soda ash in a 2:1 ratio to support their production of lithium carbonate, which is also used to make lithium hydroxide, both of which are building blocks to new generation lithium ion/phosphate batteries that are placed in the exponentially growing electric vehicle and battery storage markets. In addition, soda ash is also a critical component in the glass manufacturing process and subsequently solar panels, which, when combined with the increasing demand for lithium hydroxide and lithium carbonate, should provide our soda ash business with increasing levels of participation and financial benefit from the various green initiatives around the world.
Our legacy refinery services business performed in line with our expectations. During the quarter we saw steady production levels combined with strong demand from our copper mining customers and improving volumes from our pulp and paper customers. Copper prices remain at near decade high levels driven by the tremendous demand for copper from the re-opening of the world’s economies and insatiable appetite for renewable and green initiatives around the world. We believe this dynamic will continue for the foreseeable future, which should help provide us with steady, and possibly increasing, demand for our sodium-hydrosulfide product in future years if and when any copper mining expansions come on-line.
Our onshore facilities and transportation segment performed in line with our expectations. We continued to see some crude-by-rail volumes at our Scenic station during the first quarter, but did not see any financial impact as our main customer continues to work through pre-paid credits. Had our main customer not been using their pre-paid credits, we would have seen our onshore facilities and transportation Segment Margin higher by approximately $8.4 million, or closer to $30 million for the first quarter. While we expect to see almost no crude-by-rail volumes at our Scenic station in the second quarter as the differential between WCS and the Gulf Coast does not currently support the movement, primarily due to producer turnarounds in Canada, our main customer will work through the remaining $8.1 million of current pre-paid credits during the remainder of 2021. If market conditions support crude-by-rail volumes, we could potentially see a net benefit in the back half of this year or into 2022.
Our marine transportation segment continues to be negatively impacted by lower refinery utilization which has pressured both rates and utilization. The first quarter also included a lower contract rate for the American Phoenix and multiple dry-docks in our blue water fleet which further lowered our fleet utilization. Despite these challenges, the severe weather in

Texas and Louisiana in the first quarter provided a backdrop for increased utilization for our brown water fleet as refinery disruptions required the use of our type of marine equipment to move barrels in and out of certain refinery complexes. The equipment supply and demand dynamic that drove our financial performance in the first half of 2020 still exists in the market today and as refineries return to more normalized utilizations in the second half of 2021 and in to 2022 we would expect to experience improving fleet utilization, which is the pre-cursor to increasing rates and improving financial performance. The American Phoenix also started her new 12-month contract with an investment grade refining company in April at rates higher than the first quarter of 2021.
As mentioned above, in early April we successfully refinanced our senior secured credit facility receiving $950 million in total commitments consisting of a new $650 million senior secured revolving credit facility and a $300 million term loan, all held with a syndication of 13 banks. We proactively reduced the size, extended the tenor to March of 2024, and obtained certain additional flexibility to address any uncertainty of covenant compliance as we deal with the trailing impacts of Covid-19 and the 2020 hurricane season, even as our businesses are rapidly recovering. In mid-April we successfully priced a tack-on offering of additional 8.0% senior notes due 2027 at a premium of 103.75% and received net proceeds of approximately $256 million. The proceeds from this offering were used for general partnership purposes, including repaying a portion of the borrowings under our recently extended senior secured facility to further improve our liquidity position. As of March 31, 2021, pro-forma for these transactions, we would have had approximately $150 million outstanding on our $650 million senior secured revolving credit facility.
We remain on track with our previously announced guidance for full year Adjusted Consolidated EBITDA, as defined in our senior secured credit agreement, coming in a range between $630 and $660 million1, which includes approximately $30 - $40 million of pro-forma adjustments. In addition, we continue to expect to generate free cash flow, after all cash obligations, in the range of $80 and $110 million in 2021. That being said, given the anticipated cadence of the future spend on our Granger expansion project, we might choose to spend some of this or future periods’ free cash flow to fund portions over and above the $250 million minimum obligation for us to draw under our asset-level preferred funding arrangement. This option does not take away from the fact we will continue to generate increasing amounts of free cash flow and our ability to accelerate our deleveraging plan remains on track as we are steadfast in our commitment to achieving our long-term target leverage ratio of 4.0X.
I would like to once again recognize our entire workforce, and especially our miners, mariners and offshore personnel who live and work in close quarters during this time of social distancing. I am extremely proud to say we have safely operated our assets under our own Covid-19 safety procedures and protocols with no impact to our business partners and customers. As always, we intend to be prudent, diligent and intelligent and focus on delivering long-term value for everyone in our capital structure without ever losing our commitment to safe, reliable and responsible operations."

1Adjusted Consolidated EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted Consolidated EBITDA projections contained in this press release to its respective most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of the Adjusted Consolidated EBITDA measures to its respective most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing these forward-looking Adjusted Consolidated EBITDA measures without directly comparable GAAP financial measures may be materially different from the corresponding GAAP financial measures.

    Financial Results
    Segment Margin
Variances between the first quarter of 2021 (the “2021 Quarter”) and the first quarter of 2020 (the “2020 Quarter”) in these components are explained below.
Segment Margin results for the 2021 Quarter and 2020 Quarter were as follows:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Offshore pipeline transportation	$84,269	$85,246
Sodium minerals and sulfur services	43,720	36,941
Onshore facilities and transportation	20,999	28,099
Marine transportation	7,109	19,002
Total Segment Margin	$156,097	$169,288

    Offshore pipeline transportation Segment Margin for the 2021 Quarter decreased $1.0 million, or 1%, from the 2020 Quarter, primarily due to lower overall volumes on our crude oil and natural gas pipeline systems. These lower volumes are primarily the result of our CHOPS pipeline being out of service through February 3, 2021 due to damage at a junction platform that the system goes up and over as a result of the 2020 hurricane season. On February 4, 2021, we placed the CHOPS pipeline back into service upon the installation of a bypass that allows our pipeline to operate around the junction platform. The lower CHOPS pipeline volumes during the 2021 Quarter were partially offset by increased distributions from our equity method investments, primarily associated with our 64% owned Poseidon oil pipeline system, as we were able to successfully divert CHOPS volumes to Poseidon during its out of service period. Additionally, we had higher volumes on our 100% owned SEKCO pipeline as a result of higher volumes from the Buckskin production field, which is fully dedicated to SEKCO and further downstream, Poseidon.
    Sodium minerals and sulfur services Segment Margin for the 2021 Quarter increased $6.8 million, or 18%, from the 2020 Quarter. This increase is primarily due to increased production rates at our Westvaco facility and cost efficiencies recognized during the 2021 Quarter in our Alkali Business. Such cost efficiencies include favorable energy consumption, maintenance and other cost savings as implemented during the second quarter of 2020. These increases were partially offset by lower domestic pricing in our Alkali Business and lower volumes reported during the period. During the 2021 Quarter, we reported lower NaHS volumes in our refinery services business due to lower demand from our mining customers, primarily in Peru. We have begun to see some recovery in demand from previous customer shut-ins amidst the spread of Covid-19 and our customer's production levels and we expect these volumes to continue recovering to their normal levels as we move through 2021. We also reported lower soda ash volumes as a result of our Granger facility being put in cold standby during the second half of 2020. Our Granger facility is expected to come back online during the second half of 2023 upon the completion of our Granger facility expansion project.
    Onshore facilities and transportation Segment Margin for the 2021 Quarter decreased $7.1 million, or 25%, primarily due to lower volumes on our onshore pipeline and rail logistics assets. These lower volumes are the result of: (i) lower rail unload and pipeline volumes in Louisiana due to lower utilization at the Gulf Coast refineries that our assets serve; (ii) lower volumes on our Texas pipeline primarily due to less receipts originating in the Gulf of Mexico from the CHOPS pipeline as it was out of service for a portion of the 2021 Quarter; and (iii) the divestiture of our Free State pipeline during the fourth quarter of 2020, which contributed positively to Segment Margin in the 2020 Quarter. These decreases were offset by higher cash receipts received during the 2021 Quarter from a subsidiary of Denbury, Inc. of approximately $12.3 million associated with our previously owned NEJD pipeline as a result of our agreement reached during the fourth quarter of 2020.
    Marine transportation Segment Margin for the 2021 Quarter decreased $11.9 million, or 63%, from the 2020 Quarter. This decrease is primarily attributable to lower utilization and day rates in our inland business during the 2021 Quarter and lower rates in our offshore barge operation, including our M/T American Phoenix tanker. We expect to see continued pressure on our utilization, and to an extent, the spot rates on our inland business as Midwest and Gulf Coast refineries have continued to run at lower utilization rates to better align with overall demand as a result of Covid-19 and the current operating environment. We have continued to enter into short term contracts (less than a year) in both the inland and offshore markets because we believe the day rates currently being offered by the market have yet to fully recover from their cyclical lows. We also re-contracted our M/T American Phoenix tanker beginning in the second quarter of 2021 through the first quarter of 2022 at a higher rate than the 2021 Quarter.

    Other Components of Net Income
    In the 2021 Quarter, we recorded Net Loss Attributable to Genesis Energy, L.P. of $34.2 million compared to Net Income Attributable to Genesis Energy, L.P. of $24.9 million in the 2020 Quarter. Net Loss Attributable to Genesis Energy, L.P. in the 2021 Quarter was impacted, relative to the 2020 Quarter, by: (i) lower Segment Margin of $13.2 million, which is inclusive of approximately $12.3 million of incremental cash receipts received in the 2021 Quarter associated with principal repayments on our previously owned NEJD pipeline not included in income and included in the 2021 Quarter's Segment Margin, and (ii) an unrealized loss from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units of $18.4 million in the 2021 Quarter compared to an unrealized gain of $32.5 million during the 2020 Quarter recorded within Other income (expense). These decreases were partially offset by (i) lower depreciation, depletion and amortization expense of $8.1 million during the 2021 Quarter primarily due to lower depreciation expense on our rail logistics assets as they were impaired during the second quarter of 2020, and (ii) higher equity in earnings of equity investees of $6.5 million during the 2021 Quarter primarily due to increased volumes on our 64% owned Poseidon oil pipeline.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Wednesday, May 5, 2021, at 8:30 a.m. Central time (9:30 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
    Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2021	2020
REVENUES	$521,219	$539,923

COSTS AND EXPENSES:
Costs of sales and operating expenses	415,246	397,031
General and administrative expenses	11,666	9,373
Depreciation, depletion and amortization	66,286	74,357
OPERATING INCOME	28,021	59,162
Equity in earnings of equity investees	20,660	14,159
Interest expense	(57,829)	(54,965)
Other income (expense)	(20,065)	10,258
INCOME (LOSS) BEFORE INCOME TAXES	(29,213)	28,614
Income tax (expense) benefit	(222)	365
NET INCOME (LOSS)	(29,435)	28,979
Net loss attributable to noncontrolling interests	2	16
Net income attributable to redeemable noncontrolling interests	(4,791)	(4,086)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$(34,224)	$24,909
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(18,684)	(18,684)
NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS	$(52,908)	$6,225
NET INCOME (LOSS) PER COMMON UNIT:
Basic and Diluted	$(0.43)	$0.05
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	122,579

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2021	2020
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	116,427	242,182
Poseidon (1)	339,409	279,181
Odyssey (1)	138,445	149,440
GOPL	6,776	7,249
Offshore crude oil pipelines total	601,057	678,052

Natural gas transportation volumes (MMbtus/d) (1)	325,669	416,564

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	28,802	30,082
Soda Ash volumes (short tons sold)	762,820	822,247
NaOH (caustic soda) volumes (dry short tons sold) (2)	20,262	16,303

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	32,762	84,499
Jay	8,783	10,013
Mississippi	5,097	6,409
Louisiana	120,726	162,736
Onshore crude oil pipelines total	167,368	263,657

Free State- CO2 Pipeline (Mcf/day) (3)	—	134,834

Crude oil and petroleum products sales (barrels/day)	31,462	26,118

Rail unload volumes (barrels/day) (4)	40,252	94,040

Marine Transportation Segment
Inland Fleet Utilization Percentage (5)	72.0%	93.4%
Offshore Fleet Utilization Percentage (5)	95.7%	99.4%

(1)Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.
(2)Caustic soda sales volumes include volumes sold from our Alkali and Refinery Services businesses.
(3)We sold our Free State pipeline on October 30, 2020.
(4)Indicates total barrels for which fees were charged for unloading at all rail facilities.
(5)Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	March 31, 2021	December 31, 2020
ASSETS
Cash, cash equivalents and restricted cash	$33,787	$27,018
Accounts receivable - trade, net	473,929	392,465
Inventories	72,427	99,877
Other current assets	64,000	60,809
Total current assets	644,143	580,169
Fixed assets and mineral leaseholds, net	4,376,787	4,403,909
Equity investees	310,024	319,068
Intangible assets, net	127,848	128,742
Goodwill	301,959	301,959
Right of use assets, net	149,711	153,925
Other assets, net	39,141	45,847
Total assets	$5,949,613	$5,933,619
LIABILITIES AND CAPITAL
Accounts payable - trade	$257,728	$198,433
Accrued liabilities	196,366	184,978
Total current liabilities	454,094	383,411
Senior secured credit facility	699,000	643,700
Senior unsecured notes, net of debt issuance costs	2,671,262	2,750,016
Deferred tax liabilities	13,389	13,317
Other long-term liabilities	410,189	393,018
Total liabilities	4,247,934	4,183,462
Mezzanine capital:
Class A Convertible Preferred Units	790,115	790,115
Redeemable noncontrolling interests	163,655	141,194

Partners' capital:
Common unitholders	758,031	829,326
Accumulated other comprehensive loss	(9,243)	(9,365)
Noncontrolling interests	(879)	(1,113)
Total partners' capital	747,909	818,848
Total liabilities, mezzanine capital and partners' capital	$5,949,613	$5,933,619

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME(LOSS) TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2021	2020
Net income (loss) attributable to Genesis Energy, L.P.	$(34,224)	$24,909
Corporate general and administrative expenses	11,152	6,492
Depreciation, depletion, amortization and accretion	68,997	75,978
Interest expense	57,829	54,965
Income tax expense (benefit)	222	(365)
Provision for leased items no longer in use	604	(130)
Redeemable noncontrolling interest redemption value adjustments (1)	4,791	4,086
Plus (minus) Select Items, net (2)	46,726	3,353
Segment Margin (3)	$156,097	$169,288
(1)Includes distributions paid in kind (PIK) attributable to the period and accretion on the redemption feature.
(2)Refer to additional detail of Select Items on page 15 of this press release.
(3)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME(LOSS) TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2021	2020
Net income (loss) attributable to Genesis Energy, L.P.	$(34,224)	$24,909
Interest expense	57,829	54,965
Income tax expense (benefit)	222	(365)
Depreciation, depletion, amortization, and accretion	68,997	75,978
EBITDA	92,824	155,487
Redeemable noncontrolling interest redemption value adjustments (1)	4,791	4,086
Plus (minus) Select Items, net (2)	46,495	4,806
Adjusted EBITDA	144,110	164,379
Maintenance capital utilized (3)	(12,850)	(8,800)
Interest expense	(57,829)	(54,965)
Cash tax expense	(150)	(150)
Cash distributions to preferred unitholders (4)	(18,684)	(18,684)
Available Cash before Reserves (5)	$54,597	$81,780
(1)Includes PIK distributions attributable to the period and accretion on the redemption feature.
(2)Refer to additional detail of Select Items on page 15 of this press release.
(3)Maintenance capital expenditures in the 2021 Quarter and 2020 Quarter were $26.2 million and $20.6 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(4)Distributions to preferred unitholders attributable to the 2021 Quarter are payable on May 14, 2021 to unitholders of record at close of business on April 30, 2021.
(5)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities	$77,159	$89,552
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense	57,829	54,965
Amortization and write-off of debt issuance costs and discount	(3,210)	(11,527)
Effects of available cash from equity method investees not included in operating cash flows	9,586	7,060
Net effect of changes in components of operating assets and liabilities	5,062	(7,534)
Non-cash effect of long-term incentive compensation plans	(1,560)	5,027
Expenses related to acquiring or constructing growth capital assets	114	—
Differences in timing of cash receipts for certain contractual arrangements (1)	299	4,490
Loss on debt extinguishment (2)	1,627	23,480
Other items, net	(2,796)	(1,134)
Adjusted EBITDA	$144,110	$164,379
(1)    Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)    The 2021 Quarter includes the transaction costs and write-off of the unamortized issuance costs associated with the redemption of our remaining 6.00% senior unsecured notes due May 15, 2023 (our "2023 Notes"). The 2020 Quarter includes the transaction costs associated with the tender and redemption of our 6.75% senior unsecured notes due August 1, 2022 (our "2022 Notes"), along with the write-off of the unamortized issuance costs and discount associated with these notes.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

March 31, 2021
Senior secured credit facility	$699,000
Senior unsecured notes, net of debt issuance costs	2,671,262
Less: Outstanding inventory financing sublimit borrowings	(13,000)
Less: Cash and cash equivalents	(2,249)
Adjusted Debt (1)	$3,355,013

Pro Forma LTM
March 31, 2021
Consolidated EBITDA (per our senior secured credit facility)	$560,992
Consolidated EBITDA adjustments (2)	42,197
Adjusted Consolidated EBITDA (per our senior secured credit facility) (3)	$603,189

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.56X

(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes approximately $13.5 million for cost savings initiatives we are permitted to add back through the second quarter of 2021. In addition, it includes a pro rata portion of projected future annual EBITDA of approximately $28.7 million associated with material organic projects. This amount is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget, which was approximately 81% as of the 2021 quarter, multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. This adjustment may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results and compliance with our credit facility covenants, the anticipated benefits of our transactions with Denbury, our expectations regarding the potential impact of the Covid-19 pandemic, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations) and a reduction in demand for our services resulting in further impairments of our assets, the outbreak or continued spread of disease (including Covid-19), the timing and success of business development efforts and other uncertainties, and the realized benefits of the preferred equity investment in Alkali Holdings Company, LLC by affiliates of GSO Capital Partners LP or our ability to comply with the Granger transaction agreements and maintain control and ownership of our Alkali Business. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
    This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
    When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves ("Available Cash before Reserves") as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense, cash tax expense, and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, "Select Items"). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Adjusted EBITDA and Available Cash before Reserves to net income:

		Three Months Ended March 31,
		2021	2020
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements (1)	$299	$4,490
	Distributions from unrestricted subsidiaries not included in income (2)	17,500	2,238
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value (3)	17,687	(31,002)
	Loss on debt extinguishment (4)	1,627	23,480
	Adjustment regarding equity investees (5)	8,856	6,406
	Other	757	(2,259)
	Sub-total Select Items, net (6)	46,726	3,353
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs (7)	114	—
	Other	(345)	1,453
	Total Select Items, net (8)	$46,495	$4,806
(1)    Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)    The 2021 Quarter includes $17.5 million in cash receipts associated with principal repayments on our previously owned NEJD pipeline not included in income. The 2020 Quarter includes cash payments received from the NEJD pipeline of $2.2 million not included in income. Genesis NEJD Pipeline, LLC is defined as an unrestricted subsidiary under our credit facility.
(3)     The 2021 Quarter includes a $18.4 million unrealized loss from the valuation of the embedded derivative associated with our Class A convertible preferred units and the 2020 Quarter includes a $32.5 million unrealized gain from the valuation of the embedded derivative.
(4)    The 2021 Quarter includes the transaction costs and write-off of the unamortized issuance costs associated with the redemption of our remaining 2023 Notes. The 2020 Quarter includes the transaction costs associated with the tender and redemption of our 2022 Notes, along with the write-off of the unamortized issuance costs and discount associated with these notes.
(5)    Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(6)    Represents all Select Items applicable to Segment Margin and Available Cash before Reserves.

(7)     Represents transaction costs relating to certain merger, acquisition, transition, and financing transactions incurred in advance of acquisition.
(8)     Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.
SEGMENT MARGIN
    Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin ("Segment Margin") as revenues less product costs, operating expenses, and segment general and administrative expenses, after eliminating gain or loss on sale of assets, plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Ryan Sims
SVP - Finance and Corporate Development
(713) 860-2521